Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Inc. Announces Retirement of SVP, Chief Supply Chain Officer Dean Gordon After 15 Years of Dedicated Service

SAN DIEGO, Calif. March 11, 2024 – Jack in the Box Inc. (NASDAQ: JACK) announces the retirement of SVP, Chief Supply Chain Officer Dean Gordon after 15 years at the organization.
Gordon joined the Company in February 2009 and has been pivotal in driving its growth and success. He has been Senior Vice President and Chief Supply Chain Officer since November 2019. During his tenure, Gordon has spearheaded numerous cost savings initiatives and built invaluable relationships with the Company’s franchise owners, suppliers, and vendor partners that propelled Jack in the Box Inc. forward through a global pandemic and the shared services integration of the Jack in the Box and Del Taco brands.
Looking ahead, he will play an integral role in the recruitment process to identify his successor. Leveraging his extensive experience in the industry, he is committed to ensuring a seamless transition and helping the Company find the right individual to lead Jack in the Box Inc. into its next chapter.
“I am very grateful to have been a part of Jack in the Box Inc.’s journey for the past 15 years,” said Gordon. “I am fully committed to supporting the Company in finding the ideal candidate to lead us into the future.”
Gordon will remain with the Company during the transition period to facilitate the knowledge transfer to the incoming executive. His dedication to ensuring a smooth transition reflects his unwavering commitment to the Company’s continued success.
“On behalf of the entire Company, I want to express our deepest gratitude for Dean’s tireless efforts and invaluable contributions,” said Darin Harris, CEO at Jack in the Box Inc.

Exhibit 99.1
“Throughout his tenure, he has fostered a very talented and committed Supply Chain team who undoubtedly will continue his legacy and impact for years to come.”

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.